Community Central Bank Corporation Declares 5% Stock Dividend

MOUNT CLEMENS, Mich., April 17 /PRNewswire-FirstCall/ -- Community Central Bank Corporation (Nasdaq: CCBD), the holding company for Community Central Bank and Community Central Mortgage Company, LLC, today declared a 5% stock dividend, payable June 1, 2007 to stockholders of record May 1, 2007.

David A. Widlak, President and CEO, made the announcement today at the Corporation's annual meeting. "We are pleased to provide our stockholders with another 5% dividend. The stock dividend is consistent with our stockholder-driven focus," Mr. Widlak said.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates three full service facilities, in Mount Clemens, Rochester Hills and Grosse Pointe, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area, Northwest Indiana, Northern Illinois, Central Ohio, and Raleigh, North Carolina. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

SOURCE Community Central Bank Corporation

Contact: Ray Colonius, SVP, CFO, of Community Central Bank Corp., +1-586-783-4500; or Mike Marcotte of Marcotte Financial Relations, +1-248-656-3873, for Community Central Bank Corporation